Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-267418, 333-262925, 333-236537, 333-248973, 333-260870, 333-256327 and 333-253255) and Form S-8 (No. 333-218744, 333-229840, 333-231905 and 333-256328) of Hecla Mining Company (the “Company”) of our report dated February 15, 2024, except for the effects of the change in segments discussed in Note 4 as to which the date is May 20, 2024, relating to the consolidated financial statements, and our report dated February 15, 2024, relating to the effectiveness of the Company’s internal control over financial reporting, which appear in this Form 8-K.

/s/ BDO USA, P.C.

Spokane, Washington

May 20, 2024